PROSPECTUS SUPPLEMENT                            File Pursuant To Rule 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 22, 2001)               Registration No. 333-68526



                         AMERICAN GREETINGS CORPORATION

                175,000,000 PRINCPAL AMOUNT OF 7.00% CONVERTIBLE
                      SUBORDINATED NOTES DUE JULY 15, 2006

                                       AND

                    12,590,655 CLASS A COMMON SHARES ISSUABLE
                          UPON CONVERSION OF THE NOTES

         This Prospectus Supplement (the "Supplement") supplements the Prospectus dated October 22, 2001 contained in the Registration Statement on Form S-3 (Commission File No. 333-68526) and relates to the resale by the Selling Securityholders named herein under the heading "Selling Securityholders" (the "Selling Securityholders") of (i) up to $90,486,000 aggregate principal amount of 7.00% Convertible Subordinated Notes due 2006 (the "Notes") of American Greetings Corporation (the "Company"), originally issued in a private placement on June 29, 2001 and July 20, 2001 and (ii) up to 6,510,521 Class A Common Shares (the "Class A Common Shares") of the Company (and such indeterminate number of additional shares as may be issued pursuant to antidilution adjustments). This Supplement should be read in conjunction with the Prospectus, dated October 22, 2001 (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

         The Class A Common Shares of the Company are traded on the New York Stock Exchange under the symbol "AM." On December 17, 2001, the last reported sale price for the Class A Common Shares was $14.20 per share.

         The Notes are not listed on any securities exchange or included in any automated quotation system. The Notes are currently designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc.

         The Notes are unsecured obligation of the Company, are subordinate in right of payment to all current and future senior debt of the Company. As of September 30, 2001, the Company had $867.4 million of senior debt outstanding and its subsidiaries had $204.7 million of outstanding debt and other liabilities (including trade payables). The Indenture permits the incurrance of additional indebtedness or other liabilities by the Company or its subsidiaries in the future.

         The date of this Prospectus Supplement is December 19, 2001.




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                             SELLING SECURITYHOLDERS

         The following table sets forth information concerning the aggregate principal amount of Notes beneficially owned by each Selling Securityholder, as of December 4, 2001, and the number of Class A Common Shares issuable upon conversion of Notes held thereby, which may be offered from time to time pursuant to this Supplement. Other than their ownership of the Company's securities, none of the Selling Securityholders has had any material relationship with the Company within the past three years, other than an affiliate of Goldman Sachs & Company which, during such period, has acted as an Initial Purchaser of the Notes and the Company's 11.75% Senior Subordinated Notes due 2008 and as a financial advisor for the Company. The table below has been prepared on the basis of information furnished to the Company by or on behalf of the Selling Securityholders. The information below supplements the information contained in the Prospectus under the caption "Selling Securityholders." Because any or all of the Notes or Class A Common Shares listed below may be offered for sale by the Selling Securityholders from time to time, no estimate can be given as to the percentage of Notes or Class A Common Shares that will be held by the Selling Securityholders upon termination of sales pursuant to this Supplement.

-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
                         NAME (1)                   PRINCIPAL AMOUNT   PERCENTAGE OF     UNDERLYING CLASS A    PERCENTAGE OF CLASS A
                                                        OF NOTES           NOTES       COMMON SHARES THAT MAY      COMMON SHARES
                                                      BENEFICIALLY      OUTSTANDING         BE SOLD (2)        OUTSTANDING AFTER THE
                                                     OWNED THAT MAY                                                OFFERING (3)
                                                        BE SOLD

-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Alexandra Global Investment Fund                         2,000,000        1.14%             143,893                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Bancroft Convertible Fund, Inc.                          1,250,000          *                89,933                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Barclays Capital Securities Limited (198)               12,000,000        6.86              863,352                    1.36%
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Bear, Stearns & Co. Inc.                                 2,750,000        1.57              197,853                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Credit Suisse First Boston Corp.                           750,000          *                53,960                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Deutsche Banc Alex Brown Inc.                           13,250,000        7.57              953,292                    1.50
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Ellsworth Convertible Growth and Income Fund, Inc.       1,250,000          *                89,933                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
First Union Securities Inc.                              3,150,000        1.80              226,632                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Goldman Sachs and Company                                6,086,000        3.48              437,867                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
KBC Financial Products USA Inc.                         10,000,000        5.71              719,466                    1.13
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Morgan Stanley & Co.                                     6,000,000        3.43              431,680                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Paloma Securities LLC                                   18,000,000       10.29            1,295,039                    2.02
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
R2 Investments, LDC                                     10,000,000        5.71              719,466                    1.13
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Shepherd Investments International, Ltd.                   800,000          *                57,557                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Stark International                                      1,200,000          *                86,336                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------
Whitebox Convertible Arbitrage Partners LP               2,000,000        1.14              143,893                      *
-------------------------------------------------- ------------------ --------------- ----------------------- ----------------------



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----------

* Less than 1%

(1) The Selling Securityholders and the amount of Notes held by them are set forth herein as of December 4, 2001 and will be updated as required.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of 71.9466 Class A Common Shares per $1,000 principal amount of Notes. The conversion rate and the number of Class A Common Shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the Prospectus. Accordingly, the number of Class A Common Shares issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Based upon 62,758,273 Class A Common Shares outstanding as of September 30, 2001, treating as outstanding the total number of Class A Common Shares shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.







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